Exhibit 99.1
Sunwin International Neutraceuticals to Present at the 2011 Global Hunter Securities Conference

QUFU, CHINA - July 13, 2011 - Sunwin International Neutraceuticals, Inc. (OTC.BB:SUWN - News), one of the top global providers of high quality stevia extracts including Rebaudioside A 98, announced today that the Company will present at the 2011 Global Hunter Securities Conference to be held July 17-19 at the Intercontinental Hotel, 888 Howard Street, San Francisco.

Sunwin International Neutraceuticals is scheduled to present on Monday, July 18 at 1:00PM PDT on Track 6
Conference participation is by invitation only and registration is mandatory. For more information on the conference or to schedule a one-on-one meeting, please contact your Global Hunter Securities representative or visit www.ghsecurities.com.

About Global Hunter Securities

Global Hunter Securities is a full-service investment bank focusing on the Energy, China, Healthcare and Metals & Mining sectors. The company provides insightful research, innovative capital raising and financial advisory services supported by a sales and trading staff with world-wide reach. The 2nd annual conference includes management teams from approximately 200 companies and portfolio managers, institutional investors and analysts from multi-billion dollar mutual funds to small hedge funds, looking for new investment opportunities in China, Energy and Metals & Mining.

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. engages in the areas of essential traditional Chinese medicine and zero calorie natural sweeteners (Sunwin Stevia™ Extracts). As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. For more info about Sunwin, please visit http://www.sunwininternational.com.

Contact:

Lillian Wong
U.S. Representative
954-363-7333
ir@sunwininternational.com